Exhibit 99.1

INFORMATION REGARDING THE DIRECTOR AND EXECUTIVE OFFICERS OF LIGAND PHARMACEUTICALS INCORPORATED AND METABASIS THERAPEUTICS, INC.

The names and the principal occupations of the current directors and executive officers of Ligand Pharmaceuticals Incorporated (“Ligand”) are set forth below. The business address of each of the individuals named below is 3911 Sorrento Valley Boulevard, Suite 110, San Diego, CA 92121.

During the last five years, none of the individuals has been convicted in any criminal proceeding (excluding traffic violations and similar misdemeanors) or has been a party to any civil proceeding of a judicial or administrative body as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding violations with respect to such laws.

	Position with Ligand	Principal Occupation	Shares of Viking Therapeutics, Inc. beneficially owned	Description of any contract, arrangement, understanding or relationship with respect to any securities of Viking Therapeutics, Inc.	Citizenship

John Kozarich, Ph.D.	Chairman	Interim Chief Executive Officer of Curza Global, LLC	0	Not applicable	USA

Todd Davis	Chief Executive Officer and Director	Chief Executive Officer of Ligand Pharmaceuticals Incorporated	0	Not applicable	USA

Jason Aryeh	Director	Managing General Partner of JALAA Equities, LP	0	Not applicable	USA

Nancy Gray, Ph.D	Director	President and CEO of Gordon Research Conferences	0	Not applicable	USA

Jason Haas	Director	CFO of Syros Pharmaceuticals	0	Not applicable	USA

John LaMattina, Ph.D	Director	Director at Ligand Pharmaceuticals Incorporated	0	Not applicable	USA

Stephen L. Sabba	Director	Director at Ligand Pharmaceuticals Incorporated	0	Not applicable	USA

Matthew Korenberg	President and Chief Operating Officer	President and Chief Operating Officer at Ligand Pharmaceuticals Incorporated	0	Not applicable	USA

Tavo Espinoza	Chief Financial Officer	Chief Financial Officer at Ligand Pharmaceuticals Incorporated	0	Not applicable	USA

Andrew Reardon	Chief Legal Officer	Chief Legal Officer at Ligand Pharmaceuticals Incorporated	0	Not applicable	USA

Audrey Warfield-Graham	Chief People Officer	Chief People Officer at Ligand Pharmaceuticals Incorporated	0	Not applicable	USA